UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
Amendment No 1.
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Scorpio Tankers Inc.
(Exact Name of Registrant as Specified in Its Charter)
Republic of the Marshall Islands	N/A
(State of Incorporation or Organization)	(IRS Employer Identification No.)
9, Boulevard Charles III MC 98000 Monaco
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $0.01 par value per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Explanatory Note

This Amendment No. 1 (this "Amendment") to Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the "Commission") on March 26, 2010 (the "Form 8-A") by Scorpio Tankers Inc. (the "Company").
No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Company's common stock, par value $0.01 per share (the "Common Stock"), included in the Form 8-A to reflect a reverse stock split of the Company's Common Stock at a ratio of one-for-ten and the related reduction in the Company's authorized Common Stock.
Item 1. Description of Registrants Securities to be Registered.

A reverse stock split (the "Reverse Stock Split") of the Company's Common Stock became effective on January 18, 2019 (the "Effective Date").  Pursuant to the Reverse Stock Split, every ten shares of Common Stock issued on the Effective Date was combined into one share of Common Stock, without any change to the par value per share, and the number of authorized shares of Common Stock was reduced from 750,000,000 to 150,000,000.  After the Reverse Stock Split, the Company's Common Stock will have the same proportional voting rights and will be identical in all other respects to the Common Stock prior to the effectiveness of the Reverse Stock Split.   The number of authorized preferred shares will remain unchanged at 25,000,000.
The foregoing summary of the Reverse Stock Split is not complete and is qualified in its entirety by reference to the full text of the Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, as amended, which was filed with the Commission on January 18, 2019 as Exhibit 3.3 to the Company's Report of Foreign Private Issuer on Form 6-K and is incorporated herein by reference.
Item 2. Exhibits.
The following exhibits are filed as part of this registration statement:
No.	Exhibit
3.1
Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Amended Registration Statement on Form F-1/A (Amendment No. 1) (File No. 333-164940), filed with the Commission on March 10, 2010)

3.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 1.2 to the Company's Annual Report on Form 20-F, filed with the Commission on June 29, 2010)
3.3
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 1.3 to the Company's Annual Report on Form 20-F, filed with the Commission on March 31, 2015)

3.4
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company's Report of Foreign Private Issuer on Form 6-K, filed with the Commission on June 1, 2018)

3.5
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.3 to the Company's Report of Foreign Private Issuer on Form 6-K, filed with the Commission on January 18, 2019)

4.1
Form of Common Share Certificate of the Company (incorporated herein by reference to Exhibit 4.1 to the Company's Report of Foreign Private Issuer on Form 6-K, filed with the Commission on January 18, 2019)

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Dated: January 18, 2019	SCORPIO TANKERS INC.
	By:	/s/ Brian Lee Name: Brian Lee Title: Chief Financial Officer